                                                                       EXHIBIT B


                          AGREEMENT AND PLAN OF MERGER

                               ----------------

                                 BY AND BETWEEN

                            NBC CAPITAL CORPORATION

                                      AND

                               FFBS BANCORP, INC.

                         DATED AS OF FEBRUARY 3rd, 1999

                               TABLE OF CONTENTS

 PARTIES...................................................................  A-5

 RECITALS..................................................................  A-5

 ARTICLE I THE PARENT MERGER: EFFECTIVE TIME...............................  A-5

    1.1  The Merger.......................................................   A-5
    1.2  Effects of Parent Merger.........................................   A-5
    1.3  Effective Time...................................................   A-6
    1.4  Basic Terms......................................................   A-6
    1.5  Exchange Procedures..............................................   A-6
    1.6  No Fractional Shares.............................................   A-7
    1.7  Pooling of Interests.............................................   A-7
    1.8  Agreement........................................................   A-7
    1.9  Subsequent Actions...............................................   A-8
    1.10 Anti-Dilution Adjustments........................................   A-8
    1.11 Treatment of Stock Options.......................................   A-8
    1.12 Reservation of Right to Revise Transaction.......................   A-8

 ARTICLE II ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING
            CORPORATION....................................................  A-9
    2.1  Articles of Incorporation........................................   A-9
    2.2  By-Laws..........................................................   A-9

 ARTICLE III THE BANK MERGER...............................................  A-9
    3.1  The Bank Merger..................................................   A-9
    3.2  Liquidation Account..............................................   A-9

 ARTICLE IV OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION............  A-9
    4.1  Directors........................................................   A-9
    4.2  Officers.........................................................  A-10

 ARTICLE V DISSENTING SHAREHOLDERS......................................... A-10

 ARTICLE VI REPRESENTATION AND WARRANTIES OF FFBS.......................... A-10
    6.1  Organization, Corporate Power and Qualification..................  A-10
    6.2  Financial Statements.............................................  A-10
    6.3  Legal Proceedings................................................  A-10
    6.4  Capitalization...................................................  A-11
    6.5  Authority; No Violation..........................................  A-11
    6.6  Consents and Approvals...........................................  A-11
    6.7  Ownership of Subsidiary..........................................  A-11
    6.8  Financial Statements and Reports.................................  A-12
    6.9  No Broker's or Finder's Fees.....................................  A-12
    6.10 Compliance with Law..............................................  A-12
    6.11 Employee Benefits................................................  A-12
    6.12 Information Furnished: Registration Statement....................  A-13
    6.13 Agreements and Instruments.......................................  A-13
    6.14 Material Contract Defaults.......................................  A-14
    6.15 Tax Matters......................................................  A-14
    6.16 Environmental Matters............................................  A-14
    6.17 Insurance........................................................  A-14
    6.18 Accounting and Tax Treatment.....................................  A-15
    6.19 Undisclosed Liabilities..........................................  A-15
    6.20 Loans............................................................  A-15
    6.21 Year 2000 Readiness..............................................  A-15

 ARTICLE VII REPRESENTATIONS AND WARRANTIES OF NBC........................ A-15
    7.1  Organization, Corporate Power and Qualification.................  A-15
    7.2  Authority; No Violation.........................................  A-15
    7.3  Consents and Approvals..........................................  A-16
    7.4  Legal Proceedings...............................................  A-16
    7.5  SEC Documents...................................................  A-16
    7.6  Capitalization..................................................  A-16
    7.7  Financial Statements and Reports................................  A-16
    7.8  No Broker's or Finder's Fees....................................  A-17
    7.9  Compliance with Law.............................................  A-17
    7.10 Employee Benefits...............................................  A-17
    7.11 Information Furnished; Registration Statement...................  A-18
    7.12 Material Contract Defaults......................................  A-18
    7.13 Tax Matters.....................................................  A-18
    7.14 Environmental Matters...........................................  A-19
    7.15 Insurance.......................................................  A-19
    7.16 Accounting and Tax Treatment....................................  A-19
    7.17 Undisclosed Liabilities.........................................  A-19
    7.18 Loans...........................................................  A-19
    7.19 Year 2000 Readiness.............................................  A-19

 ARTICLE VIII COVENANTS OF THE PARTIES.................................... A-20
    8.1  Exclusive Dealings..............................................  A-20
    8.2  Conduct of Business.............................................  A-20
    8.3  Current Information.............................................  A-21
    8.4  Access to Properties and Records; Confidentiality...............  A-21
    8.5  Interim Financial Statements....................................  A-21
    8.6  Approval of Shareholders........................................  A-21
    8.7  Cooperation.....................................................  A-22
    8.8  Unusual Events..................................................  A-22
    8.9  FFBS Employees..................................................  A-22
    8.10 Employee Benefit Plans..........................................  A-22
    8.11 Directors.......................................................  A-22
    8.12 Registration Statement and Regulatory Filings...................  A-23
    8.13 Registration of Stock Options...................................  A-23
    8.14 Pooling-of-Interests and Tax-Free Treatment.....................  A-23
    8.15 Agreements of Affiliates........................................  A-23

 ARTICLE IX CLOSING CONDITIONS............................................ A-23
    9.1  Conditions to Each Party's Obligations Under this Agreement.....  A-23
    9.2  Conditions Precedent to the Obligations of NBC..................  A-24
    9.3  Conditions Precedent to the Obligations of FFBS.................  A-25

 ARTICLE X CLOSING........................................................ A-25
    10.1 Time and Place..................................................  A-25
    10.2 Deliveries at Closing...........................................  A-25

 ARTICLE XI TERMINATION, AMENDMENT AND WAIVER............................. A-25
    11.1 Termination.....................................................  A-25
    11.2 Effect of Termination...........................................  A-26
    11.3 Amendments and Waivers..........................................  A-26


 ARTICLE XII MISCELLANEOUS................................................. A-26
    12.1  Expenses........................................................  A-26
    12.2  Indemnification.................................................  A-26
    12.3  Breach/Specific Performance.....................................  A-27
    12.4  Disclosures.....................................................  A-27
    12.5  Parties in Interest.............................................  A-27
    12.6  Survival of Representations.....................................  A-27
    12.7  Waiver..........................................................  A-27
    12.8  Counterparts....................................................  A-27
    12.9  Notices.........................................................  A-28
    12.10 Section Headings................................................  A-28
    12.11 Governing Law...................................................  A-28
    12.12 Entire Agreement................................................  A-28

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") is executed this 3rd day of February, 1999, by and between NBC CAPITAL CORPORATION ("NBC" or "Surviving Corporation"), a Mississippi Corporation and FFBS BANCORP, INC. ("FFBS"), a Delaware Corporation, these companies being herein sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, the respective Boards of Directors of the Constituent Corporations deem the merger of FFBS with and into NBC with NBC surviving, as provided herein ("the Parent Merger") advisable and in the best interest of their respective corporations and shareholders; and

     WHEREAS, the Constituent Corporations are either bank or savings and loan holding companies which have subsidiary banks, NBC's subsidiary bank being National Bank of Commerce, a national banking corporation wholly owned by NBC (the "Bank"), and FFBS's bank subsidiary being First Federal Bank for Savings, Columbus, Mississippi, a federally chartered savings bank regulated by the Office of Thrift Supervision ("OTS") of the Department of the Treasury of the United States (the "Thrift"); and

     WHEREAS, it is deemed by the parties to this Agreement to be appropriate and necessary that Thrift be merged into and become a part of the Bank as a part of the merger activity to be implemented pursuant to this Agreement;

     WHEREAS, the respective Boards of Directors of NBC and FFBS have duly adopted resolutions approving this Agreement and have directed that it be submitted for required shareholder approval; and

     WHEREAS, the Constituent Corporations parties desire and intend that the Parent Merger qualify for federal income tax purposes as a tax-free reorganization under Section 368 (a) of the Internal Revenue Code of 1986, as Amended ("Code") and the regulations thereunder; and

     WHEREAS, NBC and FFBS respectively desire to have certain representations, warranties and covenants made with respect to the Parent Merger.

     NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Parent Merger, (b) the mode of carrying the same into effect, (c) the manner and basis for converting and exchanging the common shares of FFBS into the right to receive common shares of capital stock of NBC or cash to holders of FFBS who validly demand dissenter's rights pursuant to applicable provisions of law who do not vote in favor of the Parent Merger, and (d) such other provisions as are deemed necessary, these parties hereby agree as follows:

                                   ARTICLE I

                       The Parent Merger: Effective Time

     1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), FFBS shall be merged with and into NBC and the separate corporate existence of FFBS shall then cease. NBC shall be the surviving corporation in the Parent Merger and shall continue to be governed by the laws of the State of Mississippi, and the corporate existence of NBC shall continue with the effects specified by the Mississippi Business Corporation Act ("MBCA"). Thrift will be merged into Bank as soon as regulatory approval will permit and all compliance and operating requirements are met after which Thrift shall cease to exist.

     1.2 Effects of Parent Merger. On the closing, the corporate name and existence of FFBS shall cease and all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall pass to and vest in NBC as the Surviving Corporation without any conveyance or transfer, and NBC as the Surviving

Corporation shall continue to be governed by the laws of the State of Mississippi and shall also succeed to all rights, assets, liabilities and obligations of FFBS in accordance with the MBCA. Upon the closing of the Parent Merger, the separate existence and corporate organization of FFBS shall cease.

     1.3 Effective Time. The Effective Time of the Parent Merger shall be the time and date set forth in the certificate of merger issued by the Secretary of State of the State of Mississippi pursuant to the MBCA and the related certificate issued by the appropriate authorities of the State of Delaware under the requirements of the Delaware General Corporate Law (the "DGCL").

     1.4 Basic Terms. Each share of FFBS Common Stock issued and outstanding at the Effective Time shall be converted into .7702 of a share of NBC Common Stock (the "Exchange Ratio"); provided, however, that in the event the average per share closing price of NBC Common Stock ("NBC Average Price"), as quoted by the Over-the-Counter Bulletin Board, for the 20 trading day period ending one day prior to the Effective Time is below $33.50, then the Exchange Ratio will be adjusted upward such that the Exchange Ratio shall equal the quotient of $25.802 divided by the NBC Average Price, rounded to four decimal places.

     Each option for the purchase of FFBS Common Stock ("FFBS Stock Option") will be converted into an option for the purchase of NBC Common Stock as set forth in Section 1.11.

     FFBS represents that, as of the date herein, 1,575,635 shares of FFBS Common Stock and 65,966 FFBS Stock Options (with a weighted average exercise price of $10.00) are outstanding.

     Payment will be made in cash in lieu of issuance of fractional shares based on the Exchange Ratio as herein established and determined at the Effective Time.

     1.5. Exchange Procedures. (a) At or prior to the Effective Time, NBC shall deposit, or shall cause to be deposited, with SunTrust Bank, Atlanta (the "Exchange Agent"), for the benefit of the holders of certificates of FFBS Common Stock for exchange in accordance with this Article I, certificates representing the shares of NBC Common Stock and an estimated amount of cash to be paid in lieu of fractional shares to be paid pursuant to this Article I in exchange for outstanding shares of FFBS Common Stock.

     (b) Holders of record of certificates which immediately prior to the Effective Time represented outstanding shares of FFBS Common Stock (the "Certificates") shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that NBC shall deliver or cause to be delivered to such holders as promptly as practicable following the Effective Time. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to the Exchange Agent.

     (c) Subject to Section 1.6, after the Effective Time, each holder of a Certificate(s) that surrenders such Certificate(s) to the Exchange Agent, will, upon acceptance thereof by the Exchange Agent, be entitled to (x) a certificate or certificates representing the number of whole shares of NBC Common Stock into which the shares represented by the Certificate(s) so surrendered (aggregating all Certificates surrendered by such holder) shall have been converted pursuant to this Agreement and (y) a check representing the amount of any cash in lieu of fractional shares, if any, and dividends and distributions, if any, which such holder has the right to receive hereunder with respect to the Certificate(s) so surrendered, in each case after giving effect to any required withholding tax.

     (d) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as NBC or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

     (e) All shares of NBC Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article I) shall be deemed to have been in full satisfaction of all rights pertaining to such shares of FFBS Common Stock represented thereby. After the

Effective Time, holders of Certificates shall cease to have rights with respect to the shares previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement.

     (f) After the Effective Time, there shall be no further transfer on the records of FFBS of Certificates, and if such Certificates are presented to FFBS for transfer, they shall be canceled against delivery of the consideration provided therefor in this Agreement. NBC shall not be obligated to deliver the consideration to which any former holder of FFBS Common Stock is entitled as a result of the Parent Merger until such holder surrenders the Certificates as provided herein. Certificates surrendered for exchange by any person constituting an "affiliate" of FFBS for purposes of Rule 145 of the Securities Act, shall not be exchanged for certificates representing NBC Common Stock until NBC has received a written agreement from such person in the form attached hereto as Exhibit 1.5(f). Neither the Exchange Agent nor any party to this Agreement nor any Affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NBC and the Exchange Agent shall be entitled to rely upon the stock transfer books of FFBS to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, NBC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (g) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to NBC Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 1.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of NBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to such whole shares of NBC Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of NBC Common Stock, less the amount of any withholding taxes which may be required thereon.

     1.6. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of NBC Common Stock shall be issued in the Parent Merger. Each holder who otherwise would have been entitled to a fraction of a share of NBC Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the closing prices per share of NBC Common Stock for the 20 trading day period immediately preceding the Closing Date as reported on the National Quotation Bureau pink sheets. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     1.7 Pooling of Interests. The combination of such stock delivered to FFBS shareholders and cash paid to satisfy dissenting shareholders and fractional shareholders, and other requirements, shall be in accordance with the requirements necessary for this transaction to be treated as a pooling of interests transaction for accounting purposes, applying generally accepted accounting principles.

     1.8 Agreement. The parties shall diligently pursue, and as expeditiously as possible, execute Articles of Merger consistent with the provisions of this Agreement and shall use this Agreement and any amendments as provided for herein as the required Plan of Merger and satisfy the filing requirements of the State of Mississippi and other applicable law and regulations. Both parties shall agree to and take such action as may be necessary to qualify this transaction as a tax-free reorganization under Section 368 of the Internal Revenue Code and the regulations thereunder. Appropriate filings shall be made with regulatory agencies as required, including the filing of an Interagency Application in the form set forth in OCC Manual of April 1998, and/or such other forms and requirements as may be directed by applicable regulatory authority.

     1.9 Subsequent Actions. If, at any time after the Effective Time, NBC shall deem that any documents or other actions are appropriate to confirm title or rights with respect to any property of FFBS in connection with this Merger, the Officers and Directors of NBC are authorized to execute and deliver such documents in the name of NBC and/or FFBS and take all such other actions considered appropriate to consummate this Agreement.

     1.10. Anti-Dilution Adjustments. In the event that prior to the Effective Time NBC shall (or shall establish a record date prior to the Effective Time for the following) declare a stock dividend or other distribution payable in NBC Common Stock or securities convertible into NBC Common Stock or a distribution otherwise previously disclosed, or effect a stock split, reclassification, combination or other change with respect to NBC Common Stock, the Exchange Rate shall be appropriately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change, such that the shareholders of FFBS shall be entitled to same as if the Effective Time had occurred prior thereto.

     1.11. Treatment of Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of FFBS Common Stock under the FFBS stock option plans (each, an "FFBS Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such FFBS Stock Option, the number of shares of NBC Common Stock equal to (a) the number of shares of FFBS Common Stock subject to the FFBS Stock Option, multiplied by (b) the Exchange Rate (such product rounded to the nearest whole number) (a "Replacement Option"), at the exercise price per share (rounded down to the nearest whole cent) equal to (y) the per share exercise price pursuant to such FFBS Stock Option divided by (z) the Exchange Rate. For example, each FFBS Stock Option with an exercise price of $10.00 shall be converted into an option to purchase .7702 shares of NBC Common Stock with an exercise price of $12.98. Notwithstanding the foregoing, each FFBS Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent. At or prior to the Effective Time, FFBS shall use its best efforts, including its reasonable best efforts to obtain any necessary consents from optionees, with respect to the FFBS stock option plans to permit the replacement of the outstanding FFBS Stock Options by NBC pursuant to this Section and to permit NBC to assume the FFBS stock option plans. FFBS shall further take all action necessary to amend the FFBS stock option plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, NBC shall assume the FFBS stock option plans; provided, that such assumption shall be only in respect of the Replacement Options and that NBC shall have no obligation with respect to any awards under the FFBS stock option plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed FFBS stock option plans. As used herein, Exchange Rate shall mean the Exchange Rate as it may be adjusted pursuant to Section 1.4 of this Agreement.

     (b) At all time after the Effective Time, NBC shall reserve for issuance such number of shares of NBC Common Stock as necessary so as to permit the exercise of options granted under the FFBS stock option plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. NBC shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of NBC Common Stock subject to the options to acquire NBC Common Stock issued pursuant to Section 1.11(a) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     1.12 Reservation of Right to Revise Transaction. NBC may at any time change the method of effecting the acquisition of FFBS or Thrift by NBC, and FFBS shall cooperate in such efforts, if and to the extent NBC deems such change to be desirable and subject to FFBS's approval (which approval shall not be unreasonably withheld); provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of FFBS Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to FFBS's shareholders as a result of receiving the Merger Consideration, (C) adversely affect the qualification of the Parent Merger as a pooling of interests for accounting and financial reporting purposes or (D) materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE II

       Articles of Incorporation and By-Laws of the Surviving Corporation

     2.1 Articles of Incorporation. The Articles of Incorporation of NBC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, unless and until duly amended in accordance with the terms thereof and MBCA.

     2.2 By-Laws. The By-Laws of NBC, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation unless and until duly amended in accordance with the terms thereof and the MBCA.

     2.3 No amendments to the Articles or By-Laws are contemplated at the present time.

                                  ARTICLE III

                                The Bank Merger

     3.1. The Bank Merger. As may be determined by NBC to be practicable following the Effective Time, Thrift shall be merged with and into the Bank ("Bank Merger") pursuant to the terms and conditions set forth herein and in the Plan of Reorganization and Merger attached hereto as Exhibit 3.1 (the "Bank Agreement") and pursuant to 12 U.S.C. Sections 215c, 1815(d)(3) and 1828(c), the separate existence of Thrift shall thereupon cease, the Bank shall be the surviving institution in the Merger, all of the Bank's rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Bank Merger, except to the extent impacted by the assumptions of all obligations, rights, assets and liabilities of Thrift, and the Bank shall continue at the effective time of the Bank Merger to be regulated by the Office of the Comptroller of the Currency of the Department of the Treasury of the United States ("OCC").

     3.2. Liquidation Account. The liquidation account established by Thrift pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by the Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of Thrift on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by Thrift.

                                   ARTICLE IV

              Officers and Directors of the Surviving Corporation

     4.1 Directors. The Directors of NBC, immediately prior to the Effective Time shall be, from and after the Effective Time, the Directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Two presently serving directors of FFBS, shall be appointed by NBC and become directors of NBC at the Effective Time in accordance with applicable provisions of NBC By-Laws. The NBC Board of Directors agrees to nominate and support such appointees for re-election to the NBC Board at its next annual election of Directors provided such appointees are then serving on said Board in good stead.

     4.2 Officers. The Officers of NBC, immediately prior to the Effective Time shall become the Officers of the Surviving Corporation together with such present officers of FFBS who may be duly appointed as additional officers of the Surviving Corporation.

                                   ARTICLE V

                            Dissenting Shareholders

     5.1 Each FFBS shareholder who votes against the Parent Merger and demands Dissenter's Rights or rights of appraisal pursuant to Delaware General Corporate Law ("DGCL"), Section 262, ("Dissenting Shareholder") and who shall not withdraw or lose such rights of appraisal shall not have such shares exchanged for NBC Common Stock as provided for hereinabove, but shall be treated as a Dissenting Shareholder.

     5.2 Each Dissenting Shareholder shall be entitled only to those rights granted by DGCL Section 262 or other applicable law. FFBS shall give NBC prompt written notice upon receipt by FFBS of any written demands for Dissenter's Rights, and withdrawal of demands for Dissenter's Rights. FFBS shall not, except with prior written consent of NBC, make any payment with respect to, or settle or offer to settle, any such demands. Each Dissenting Shareholder who becomes entitled to payment for FFBS Dissenting Shares, shall receive payment of the estimated fair value of each share of FFBS Common Stock from NBC and such shares of FFBS Common Stock shall be canceled.

     5.3 If any FFBS shareholder who demands Dissenter's Rights shall effectively withdraw or lose such Dissenter's Right, each such FFBS share shall be converted to shares of NBC at the conversion rate set out in Section 1.4 hereof.

                                   ARTICLE VI

                     Representation and Warranties of FFBS

     FFBS hereby makes the following representations and warranties to NBC except as previously disclosed or set forth in a schedule hereto:

     6.1 Organization, Corporate Power and Qualification. FFBS and its subsidiary are validly existing and in good standing with all applicable authorities and are duly qualified to do business as a foreign corporation in each jurisdiction in which such corporation conducts business and in which qualification is necessary under applicable law, except to the extent that any failure to do so would not, in the aggregate, have a material adverse effect on the business, financial condition or result of operations of FFBS and its subsidiary taken as a whole. FFBS has the requisite power and authority to enter into and carry out the transactions contemplated by this Agreement, subject to obtaining shareholder and regulatory approval as provided herein.

     6.2 Financial Statements. At the request of NBC, FFBS has previously delivered to NBC copies of the consolidated balance sheet of FFBS as of June 30, 1998, and each year for the previous two fiscal years, and the related consolidated statements of income, changes in shareholders equity, and changes in financial position, for the periods then ended, in each case accompanied by the audit report of T. E. Lott & Company, independent certified public accountants. These financial documents fairly represent the consolidated financial position of FFBS and its subsidiary as of the date thereof, and fairly present the results of the consolidated operations and changes in shareholder equity and the consolidated financial position of FFBS and its subsidiary for the respective fiscal periods or as of the respective dates therein set forth. Each of the financial statements above is true and correct in all material respects, and has been prepared in accordance with GAAP applied on a basis consistent with other periods, except as otherwise noted.

     6.3 Legal Proceedings. Except as set forth in Schedule 6.3 to this
Agreement: (i) neither FFBS nor its subsidiary is a party to any, and there are no pending or, to the best of FFBS's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims or actions or governmental investigations of any nature challenging the validity or propriety of the transaction contemplated in this Agreement, and to the best of FFBS's knowledge, there is no reasonable basis for any such objection; and (ii) neither FFBS, nor its subsidiary is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect their business, operations, properties, assets or financial condition or their ability to acquire any property or conduct business in any area in which they presently do business.

     6.4 Capitalization. The authorized capital stock of FFBS consists of 2,000,000 shares of common stock and 500,000 shares of preferred stock (none of which are issued and outstanding). At the close of business on August 31, 1998, there were 1,575,635 shares of such stock issued and outstanding (excluding 100 shares of treasury stock issued but not outstanding) and there were outstanding FFBS director and incentive stock options for individuals to acquire 65,966 additional shares of FFBS common stock. There are existing Recognition and Retention Plans with stock rights calling for the issuance of 10,580 shares of FFBS common stock which number is included in the 1,575,635 shares shown above to be outstanding. All issued and outstanding shares of FFBS common stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attached to the ownership thereof. Except as set forth in Schedule 6.4 hereto, FFBS has not issued any shares of FFBS stock in excess of the shares set forth above, and does not have and is not bound by any outstanding subscription, option, warrant, cause, commitment or other agreements of any character calling for the purchase or issuance of any shares of FFBS stock or any security representing the right to purchase or otherwise receive any FFBS stock except as set forth in this paragraph.

     6.5 Authority; No Violation.

     (a) FFBS has full corporate power and authority to execute and deliver this Agreement, and subject to obtaining approval of its shareholders as provided herein, to consummate the transactions contemplated hereby. These actions have been duly and validly approved by the Board of Directors of FFBS. The Board has directed that this Agreement and the transaction contemplated hereby be submitted to the FFBS shareholders for approval at a meeting to be duly convened, and, except for such shareholder approval, no other corporate proceedings on the part of FFBS are necessary to consummate the transaction so contemplated.

     (b) Neither the execution and delivery of this Agreement by FFBS nor the consummation by FFBS of the transaction contemplated hereby, nor compliance by FFBS with any provision hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of FFBS or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FFBS of its subsidiary or affecting their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any such asset of FFBS or its subsidiary, except to the extent that such collectively are not material and adverse.

     6.6 Consent and Approvals. Except as set forth in Schedule 6.6 hereto, to the best of the knowledge of the FFBS officers and board, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority, or to the knowledge of FFBS is necessary in connection with this Agreement, its consummation, the transfer of FFBS assets to NBC and the conduct by NBC of all business now conducted by FFBS and its subsidiary.

     6.7 Ownership of Subsidiary. All the outstanding shares of the capital stock or other ownership interests in Thrift are validly issued, fully paid, nonassessable and owned beneficially and of record by FFBS or Thrift free and clear of any Encumbrance. There are no outstanding rights to purchase or acquire any capital stock of any FFBS subsidiary and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which any of FFBS or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock of Thrift. Except as disclosed in Schedule 6.7 hereto, neither FFBS nor Thrift owns any of the capital stock or other equity securities (including any rights with respect to such securities) of or profit participation in any person or "company" (as defined in Section 10(a)(1)(C) of the HOLA) other than the Federal Home Loan Bank of Dallas and Thrift.

     6.8 Financial Statements and Reports. For the past three years, FFBS and the Thrift have timely filed all regulatory documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on FFBS; and all such documents, as finally amended, complied in all material respects with applicable requirements of applicable law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with FFBS's books and records and those of Thrift, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of FFBS as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The audited consolidated financial statements of FFBS as of June 30, 1998 and for the two years then ended last filed by FFBS as part of a publicly available regulatory document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of FFBS and Thrift required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to FFBS and Thrift, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for
(i) those liabilities that are fully reflected or reserved against on FFBS's audited consolidated balance sheet last filed by FFBS as part of a publicly available regulatory document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a material adverse effect on FFBS, FFBS has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

     6.9 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of FFBS or Thrift is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Parent Merger or any other transaction contemplated hereby, except FFBS has engaged Trident Financial Corporation, an investment banking firm, to provide financial advisory services.

     6.10 Compliance with Law. FFBS and Thrift have been in compliance in all respects with all applicable laws, except where such non-compliance would not have, in the aggregate, a material adverse effect on FFBS, and neither FFBS nor Thrift has received notice from any governmental authority of any material violation of, and does not know of any material violations of, any applicable law.

     6.11 Employee Benefits. (a) Except as disclosed on Schedule 6.11 hereto, neither FFBS nor Thrift maintains, contributes to or sponsors any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of ERISA ("FFBS Employee Benefit Plans") (true and correct copies of which have been delivered to NBC). Except as disclosed on Schedule 6.11 hereto, neither FFBS nor Thrift (i) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (ii) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

     (b) Except as previously disclosed, all FFBS Employee Benefit Plans and Benefit Arrangements were in effect for substantially all of calendar year 1998 and, there has been no material amendment thereof (other than amendments required to comply with applicable law) and, except as disclosed in publicly available regulatory documents filed by FFBS prior to the date of this Agreement, there will be no material increase in the cost thereof or benefits payable thereunder on or after January 1, 1999.

     (c) To the knowledge of FFBS, with respect to all FFBS Employee Benefit Plans and Benefit Arrangements, FFBS and Thrift are in substantial compliance with the requirements prescribed by any and all Applicable Laws currently in effect, including but not limited to ERISA and the Code, applicable to such FFBS Employee Benefit Plans or Benefit Arrangements. None of the FFBS Employee Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the best knowledge of FFBS and Thrift, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the FFBS Employee Benefit Plans which could subject FFBS or Thrift to the penalty or Tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. No FFBS Employee Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any FFBS Employee Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any FFBS Employee Benefit Plan. Neither FFBS nor Thrift has engaged in any transaction described in Section 4069 of ERISA within the last five years. Neither FFBS nor Thrift has failed to make any contribution or pay any amount due and owing as required by the terms of any FFBS Employee Benefit Plan or Benefit Arrangement. Neither FFBS nor Thrift has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of FFBS, the FFBS Employee Benefit Plans intended to be qualified under Section 401(a) of the Code are so qualified, and FFBS is not aware of any fact which would adversely affect the qualified status of such plans.

     6.12 Information Furnished: Registration Statement. (a) To the best knowledge of FFBS, no statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of FFBS or any of its affiliates to NBC pursuant to this Agreement (whether prior to or subsequent to the date of this Agreement) contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information provided by FFBS or Thrift for inclusion in the registration statement on Form S-4 to be filed with the SEC by NBC under the Securities Act of 1933, as amended ("Securities Act") relating to shares of NBC Common Stock to be issued in the Parent Merger, including the prospectus (the "Prospectus") relating to such issuance and the joint proxy statement and forms of proxy relating to the vote of NBC shareholders and FFBS shareholders with respect to the Parent Merger (as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     6.13 Agreements and Instruments. Except as previously disclosed, neither FFBS nor Thrift is a party to (a) any material contract, (b) any contract relating to the borrowing of money by FFBS or Thrift or the guarantee by FFBS or Thrift of any such obligation (other than Federal Home Loan Bank advances),
(c) any contract to make loans or for the provision, purchase or sale of goods, services or property between FFBS or Thrift and any director or officer of FFBS or Thrift, or any member of the immediate family or affiliate of any of the foregoing (other than loans or deposits made on an arm's-length basis in the ordinary course of business), (d) any contract with or concerning any labor or employee organization, (e) any contract between FFBS or Thrift and any affiliate thereof (other than contracts solely between FFBS and Thrift, (f) any agreements, directives, orders, or similar arrangements between or involving FFBS or Thrift and any governmental authority, (g) any contract with respect to the employment, retention or severance of any directors, officers, employees or consultants, (h) any contract which materially restricts the conduct of any line of business by FFBS or any current or future affiliates thereof or (i) any contract pursuant to which FFBS or is or may become obligated to invest in or contribute capital to Thrift.

     6.14 Material Contract Defaults. Neither FFBS nor Thrift nor, to the knowledge of FFBS and Thrift, the other party thereto is in default in any respect under any contract to which any of FFBS or Thrift is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, other than any such default or defaults which would not have, in the aggregate, a material adverse effect on FFBS, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. All material contracts to which FFBS or Thrift is a party are valid, binding and in full force and effect.

     6.15 Tax Matters. (a) FFBS, Thrift and any affiliated group (within the meaning of Section 1504(a) of the Code) of which FFBS or Thrift is a member have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; such tax returns are true, correct and complete in all material respects; the current status of audits of such tax returns by the IRS and other applicable agencies has been previously disclosed; and there is no agreement by FFBS or Thrift for the waiver or extension of time for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of FFBS and Thrift, threatening to assert any deficiency or claim for additional taxes, nor to the knowledge of FFBS or Thrift is there any basis for any such assertion or claim. FFBS and Thrift has complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. FFBS and FFBS subsidiary have complied with all applicable state law sales and use tax collection and reporting requirements.

     (b) Adequate provision for any federal, state or local taxes due or to become due for FFBS or Thrift for any period or periods through and including September 30, 1998, has been made and is reflected on the September 30, 1998, consolidated financial statements last filed by FFBS as part of a publicly available regulatory document and has been or will be made with respect to periods ending after September 30, 1998.

     6.16 Environmental Matters. To the knowledge of FFBS, neither FFBS nor Thrift owns or leases any properties affected by toxic waste. Neither FFBS nor Thrift has knowledge of, nor has FFBS or Thrift received written notice from any governmental authority of, any conditions, activities, practices or incidents which are reasonably likely to interfere with or prevent compliance or continued compliance by FFBS or Thrift with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability on the part of FFBS or Thrift, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or of FFBS or Thrift, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the best knowledge of FFBS and Thrift, threatened against FFBS or Thrift relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder. To the knowledge of FFBS and Thrift, neither FFBS nor Thrift has made or participated in any loan to any Person who is subject to any civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder and relating to the property secured by such loan.

     6.17 Insurance. FFBS and Thrift have in effect insurance coverage with reputable insurers which, in respect of amounts, types and risks insured, is reasonably adequate for the business in which FFBS and Thrift are engaged. A schedule of all insurance policies in effect as to FFBS and Thrift (the "Insurance Policies") has been previously disclosed (other than policies pertaining to secured loans made in the ordinary course of business). All insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Effective Date shall have been paid on or before the Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in FFBS's financial statements last filed by FFBS as part of a publicly available regulatory document). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. To the knowledge of FFBS, neither FFBS nor Thrift has been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

     6.18 Accounting and Tax Treatment. Neither FFBS nor any of its affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (but without giving effect to any actions taken or agreed to be taken by NBC or any of its Affiliates) (i) prevent NBC from accounting for the Parent Merger as a pooling of interests for accounting and financial reporting purposes or (ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

     6.19 Undisclosed Liabilities. Except as set forth in Schedule 6.19, neither FFBS nor Thrift has any material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of June 30, 1998, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

     6.20 Loans. All of the loans on the books of FFBS and Thrift are valid and properly documented and were made in the ordinary course of business.

     6.21 Year 2000 Readiness. FFBS and the FFBS subsidiary have taken all reasonable steps necessary to address the computer software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by them to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Schedule 6.21, FFBS does not expect the future cost of addressing such issues to be material.

                                  ARTICLE VII

                     Representations and Warranties of NBC

     NBC represents and warrants to FFBS as follows:

     7.1 Organization, Corporate Power and Qualification. NBC and its subsidiaries are validly existing and in good standing with all applicable authorities and are duly qualified to do business in each jurisdiction in which such corporation and its subsidiaries conduct business. NBC has the corporate power and authority and has received all appropriate regulatory authorizations to own or lease all of its properties and to carry on its businesses as they are now being conducted.

     7.2 Authority; No Violation. (a) NBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby upon valid approval of its shareholders and receipt of regulatory approvals. The Board of Directors of NBC has duly and validly approved and adopted this Agreement and approved the transaction contemplated hereby, and has authorized execution and delivery of this Agreement, which (subject to appropriate shareholder approval) constitutes a valid and binding obligation of NBC, enforceable in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement by NBC nor the consummation by NBC of the transaction contemplated hereby, nor compliance by NBC with any provision hereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of NBC or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBC or any of its subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of NBC, or any of its subsidiaries except to the extent that such collectively are not material and adverse.

     7.3 Consents and Approvals. Consents, approvals, filings, or registrations with the following governmental entities or third parties are necessary in connection with the consummation of the Merger contemplated hereby:

       (a) the filing by NBC of an Application with the Board of Governors of the Federal Reserve under The Bank Holding Company Act and approval or such application, or the obtaining of an appropriate waiver thereof.

       (b) the filing with the Securities and Exchange Commission ("SEC") of the Proxy Statement/Prospectus in definitive form relating to the meeting of FFBS shareholders to be held in connection with this Agreement and the transaction contemplated hereby, together with registration statements on SEC Form S-4 and other required SEC compliance.

       (c) the filing of the Articles of Merger with the Secretary of State of the State of Mississippi under the MBCA and the Certificate of Merger with the Secretary of State of Delaware.

       (d) such filings and approvals as are required under the Securities or "Blue Sky" laws of various states in connection with the issuance of shares of NBC common stock pursuant to this Agreement, and

       (e) such other filings, approvals, or consents as may be required by applicable federal and state law and regulations promulgated thereunder; including appropriate filings with the OCC and the OTS.

     7.4 Legal Proceedings. Except as set forth in Schedule 7.4 to this
Agreement: (i) neither NBC or any subsidiary is a party to any, and there are no pending or, to the best of NBC's knowledge, threatened material legal, administrative, arbitration or other proceedings, claims or actions or governmental investigations of any nature challenging the validity or propriety of the transaction contemplated in this Agreement, and to the best of NBC's knowledge, there is no reasonable basis for any such objection; and (ii) neither NBC, nor any subsidiary is a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect their business, operations, properties, assets or financial condition or their ability to acquire any property or conduct business in any area in which they presently do business.

     7.5 SEC Documents. NBC will make available to FFBS a true and complete copy of each report, schedule, registration statement, and proxy statement and amendment filed by NBC with the SEC since December 31, 1994. These constitute all such documents that NBC was required to file with the SEC and they complied in all material respects with the requirements of all applicable law and regulations. They were prepared in accordance with GAAP, were true, complete and correct and they fairly present the financial position of NBC and its subsidiaries as of their respective dates.

     7.6 Capitalization. The authorized capital stock of NBC consists of 10,000,000 shares of common stock. At the close of business on January 28, 1998, there were 5,664,736 shares of such stock issued and outstanding. All issued and outstanding shares of NBC common stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attached to the ownership thereof. NBC has not issued any shares of NBC stock in excess of the shares set forth above, and does not have and is not bound by any outstanding subscription, option, warrant, cause, commitment or other agreements of any character calling for the purchase or issuance of any shares of NBC stock or any security representing the right to purchase or otherwise receive any NBC stock except as set forth in this paragraph.

     7.7 Financial Statements and Reports. For the past three years, NBC and the NBC subsidiaries have timely filed all regulatory documents required to be filed by them, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on NBC; and all such documents, as finally amended, complied in all material respects with applicable requirements of applicable law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences (i) are in accordance with NBC's books and records and those of the NBC subsidiaries, which books and records are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable law, and (ii) present fairly the consolidated financial position and the consolidated results of operations and cash flows of NBC as of the dates and for the periods indicated in accordance with GAAP consistently applied during the periods involved (except for the omission of notes to unaudited statements, year-end adjustments to interim results normal in nature and amount and changes in GAAP and except where regulatory reporting requirements provide otherwise). The audited consolidated financial statements of NBC as of December 31, 1997, and for the two years then ended last filed by NBC as part of a publicly available regulatory document disclose all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), as of their respective dates, of NBC and the NBC subsidiaries required to be reflected in such financial statements according to GAAP, other than liabilities which are not, in the aggregate, material to NBC and the NBC subsidiaries, taken as a whole, and contain in the opinion of management, adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses in accordance with GAAP, if any, as of such date. Except for (i) those liabilities that are fully reflected or reserved against on NBC's audited consolidated balance sheet last filed by NBC as part of a publicly available regulatory document and (ii) liabilities incurred in the ordinary course of business since the date of such audited consolidated balance sheet and which would not have, individually or in the aggregate, a material adverse effect on NBC, NBC has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, which are or would be required by GAAP to be shown on its consolidated balance sheet.

     7.8 No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of NBC or the NBC subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Parent Merger or any other transaction contemplated hereby.

     7.9 Compliance with Law. NBC and the NBC subsidiaries have been in compliance in all respects with all applicable laws, except where such non-compliance would not have, in the aggregate, a material adverse effect on NBC, and neither NBC nor any NBC subsidiary has received notice from any governmental authority of any material violation of, and does not know of any material violations of, any applicable law.

     7.10 Employee Benefits. To the knowledge of NBC, with respect to all NBC Employee Benefit Plans and NBC Benefit Arrangements, NBC and the NBC subsidiaries are in substantial compliance with the requirements prescribed by any and all Applicable Laws currently in effect, including but not limited to ERISA and the Code, applicable to such NBC Employee Benefit Plans or NBC Benefit Arrangements. None of the NBC Employee Benefit Plans which are defined benefit pension plans have incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code and the fair market value of the assets of each such plan equals or exceeds the accrued liabilities of such plan. To the best knowledge of NBC and Bank, there are not now nor have there been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the NBC Employee Benefit Plans which could subject NBC or the NBC subsidiaries to the penalty or Tax imposed under Section 502(i) of ERISA or
Section 4975 of the Code. No NBC Employee Benefit Plan which is subject to Title IV of ERISA has been completely or partially terminated; no proceedings to completely or partially terminate any NBC Employee Benefit Plan have been instituted within the meaning of Subtitle C of said Title IV of ERISA; and no reportable event, within the meaning of Section 4043(c) of said Subtitle C for which the 30-day notice requirement of ERISA has not been waived, has occurred with respect to any NBC Employee Benefit Plan. No NBC Employee Benefit Plan or NBC Benefit Arrangement is a "multi-employer plan" within the meaning of
Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither NBC nor any

NBC subsidiary has engaged in any transaction described in Section 4069 of ERISA within the last five years. Neither NBC nor any NBC subsidiary has failed to make any contribution or pay any amount due and owing as required by the terms of any NBC Employee Benefit Plan or NBC Benefit Arrangement. Neither NBC nor any NBC subsidiary has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. To the knowledge of NBC, the NBC Employee Benefit Plans intended to be qualified under
Section 401(a) of the Code are so qualified, and FFBS is not aware of any fact which would adversely affect the qualified status of such plans.

     7.11 Information Furnished; Registration Statement. (a) To the best knowledge of NBC, no statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of NBC or any of its affiliates to FFBS pursuant to this Agreement (whether prior to or subsequent to the date of this Agreement) contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information provided by NBC or any NBC subsidiary for inclusion in the registration statement on Form S-4 to be filed with the SEC by NBC under the Securities Act of 1933, as amended ("Securities Act") relating to shares of NBC Common Stock to be issued in the Parent Merger, including the prospectus (the "Prospectus") relating to such issuance and the joint proxy statement and forms of proxy relating to the vote of NBC shareholders with respect to the Parent Merger (as amended, supplemented or modified, the "Proxy Statement") contained therein (such registration statement as amended, supplemented or modified, the "Registration Statement"), at the time the Registration Statement becomes effective or, in the case of the Proxy Statement, at the date of mailing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     7.12 Material Contract Defaults. Neither NBC nor any NBC subsidiary nor, to the knowledge of NBC and Bank, the other party thereto is in default in any respect under any contract to which any of NBC or any NBC subsidiary is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, other than any such default or defaults which would not have, in the aggregate, a material adverse effect on NBC, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. All material contracts to which NBC and the NBC subsidiaries are parties are valid, binding and in full force and effect.

     7.13 Tax Matters. (a) NBC, the NBC subsidiaries and any affiliated group (within the meaning of Section 1504(a) of the Code) of which NBC or any NBC subsidiary is a member have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; such tax returns are true, correct and complete in all material respects; the current status of audits of such tax returns by the IRS and other applicable agencies has been previously disclosed; and there is no agreement by NBC or the NBC subsidiaries for the waiver or extension of time for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of NBC and Bank, threatening to assert any deficiency or claim for additional taxes, nor to the knowledge of NBC or Bank is there any basis for any such assertion or claim. NBC and the NBC subsidiaries have complied in all material respects with applicable IRS backup withholding requirements and have filed all appropriate information reporting returns for all tax years for which the statute of limitations has not closed. NBC and NBC subsidiaries have complied with all applicable state law sales and use tax collection and reporting requirements.

     (b) Adequate provision for any federal, state or local taxes due or to become due for NBC or the NBC subsidiaries for any period or periods through and including December 31, 1997, has been made and is reflected on the December 31, 1997, consolidated financial statements last filed by NBC as part of a publicly available regulatory document and has been or will be made with respect to periods ending after December 31, 1997.

     7.14 Environmental Matters. To the knowledge of NBC, neither NBC nor any NBC subsidiary owns or leases any properties affected by toxic waste. Neither NBC nor any NBC subsidiary has knowledge of, nor has NBC or any NBC subsidiary received written notice from any governmental authority of, any conditions, activities, practices or incidents which are reasonably likely to interfere with or prevent compliance or continued compliance by NBC or any NBC subsidiary with hazardous substance laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability on the part of NBC or any NBC subsidiary, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or of NBC or any NBC subsidiary, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the best knowledge of NBC and Bank, threatened against NBC or any NBC subsidiary relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder. To the knowledge of NBC and Bank, neither NBC nor any NBC subsidiary has made or participated in any loan to any person who is subject to any civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder and relating to the property secured by such loan.

     7.15 Insurance. NBC and the NBC subsidiaries have in effect insurance coverage with reputable insurers which, in respect of amounts, types and risks insured, is reasonably adequate for the business in which NBC and the NBC subsidiaries are engaged. A schedule of all insurance policies in effect as to NBC and the NBC subsidiaries (the "Insurance Policies") has been previously disclosed (other than policies pertaining to secured loans made in the ordinary course of business). All insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid, such premiums covering all periods from the date hereof up to and including the Effective Date shall have been paid on or before the Effective Date, to the extent then due and payable (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies, adequate reserves for which are reflected in NBC's financial statements last filed by NBC as part of a publicly available regulatory document). The Insurance Policies are valid, outstanding and enforceable in accordance with their respective terms and will not in any way be affected by, or terminated or lapsed solely by reason of, the transactions contemplated by this Agreement. To the knowledge of NBC, neither NBC nor the NBC subsidiaries have been refused any insurance with respect to any material properties, assets or operations, nor has any coverage been limited or terminated by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years.

     7.16 Accounting and Tax Treatment. Neither NBC nor any of its affiliates has taken or agreed to take any action that or has failed to take any action the result of which would (i) prevent NBC from accounting for the Parent Merger as a pooling of interests for accounting and financial reporting purposes or
(ii) prevent the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

     7.17 Undisclosed Liabilities. Neither NBC nor the NBC subsidiaries have any material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of June 30, 1998, and liabilities incurred since such date in the ordinary course of business consistent with past practices.

     7.18 Loans. All of the loans on the books of NBC and the NBC subsidiaries are valid and properly documented and were made in the ordinary course of business.

     7.19 Year 2000 Readiness. NBC and the NBC subsidiaries have instituted and are conducting a program to assess and correct Year 2000 issues and, to the best of knowledge of NBC and NBC subsidiaries, NBC and NBC subsidiaries have met all targeted goals to be substantially Year 2000 compliant.

                                  ARTICLE VIII

                            Covenants of the Parties

     8.1 Exclusive Dealings. FFBS shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate, facilitate or encourage any inquiries relating to, or the making of any proposal which constitutes a tender or exchange offer, proposal for merger, consolidation or any other business combination involving FFBS or any of its subsidiaries, or any proposal or offer to inquire in any manner a substantial equity interest in, or a substantial portion of the assets of FFBS other than the transaction contemplated or permitted by this Agreement, or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any inquiry or proposal or otherwise facilitate any effort or attempt to make a takeover proposal, unless FFBS is advised by legal counsel that such communication is required under applicable law or that the failure to do so would cause the members of the Board of Directors to be in breach of their fiduciary duties under applicable laws. FFBS will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than NBC with respect to any of the foregoing.

     8.2 Conduct of Business. During the period from the date of this Agreement to the Effective Time, FFBS, and its subsidiary, will conduct their business and engage in transactions only in the ordinary course and consistent with prudent banking practices. FFBS and its subsidiary will operate their business in substantially the same manner as before this Agreement, and will maintain and keep their property in good repair and properly insured. FFBS will not, without the prior express consent of NBC (which will not be unreasonably withheld):

       (a) Pay any dividends prior to the Effective Time other than regular anticipated semi-annual dividends of 30 cents per share to its shareholders payable in January 1999 and July 1999;

       (b) Except as set forth in Schedule 8.2(b), lend an amount exceeding $200,000.00 to an individual or entity or lend an amount, which when aggregated with other loans to the same individual or entity or related interests, would exceed $300,000.00;

       (c) Hire new, additional or replacement employees;

       (d) Grant promotions to current employees except for planned promotions as set forth on Schedule 8.2(d) to this Agreement;

       (e) Except as set forth in Schedule 8.2(e), make, incur, or agree to incur, any single capital expenditure which alone exceeds $10,000.00 or enter into any lease agreement with total rental payments exceeding $10,000.00;

       (f) Pay, or agree to pay, any bonus to any employee, officer or director, other than payments of scheduled bonuses as set forth in Schedule 8.2(f) to this Agreement;

       (g) Grant any raise or salary increase to any employee, officer, or director except anticipated raises as set forth in Schedule 8.2(g) to this Agreement;

       (h) Enter into any contracts, contract renewals or extensions except such contracts which will not obligate FFBS to pay more than $5,000.00;

       (i) Purchase, lease or sell any assets outside the normal course of business unless such anticipated transactions are set forth in Schedule 8.2(i) to this Agreement;

       (j) Purchase or sell investment securities;

       (k) Issue any additional capital stock or declare any stock dividend or stock split;

       (l) Establish any employee benefits in addition to those in effect on the date of this Agreement, as disclosed heretofore to NBC; and

       (m) Grant additional options to purchase shares of FFBS Common Stock other than as may be issued pursuant to the Stock Option Agreement between NBC and FFBS of even date herewith.

     8.3 Current Information. During the period from the date of this Agreement to the Effective Time, FFBS will cause designated representatives to confer on a regular and frequent basis with representatives of NBC to report the general status of its ongoing operations. FFBS will promptly notify NBC of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings or any indication that such may be contemplated, or the institution or threat of litigation, and will keep NBC fully informed with respect to all such events.

     8.4 Access to Properties and Records; Confidentiality. (a) For purposes of allowing NBC and its counsel to prepare regulatory submissions, FFBS shall permit NBC reasonable access to its property, and shall disclose and make available to NBC all documents relating to the assets, stock ownership, operations, obligations and liabilities of FFBS and its subsidiary including all books of accounts, ledgers, tax records, minutes, corporate documents, contracts, regulatory filings, litigation files, compensation plans and any other materials pertaining to matters in which NBC may have a reasonable interest in light of the proposed Parent Merger. No disclosure will be required which would violate any law, legal ruling or attorney-client privilege, nor will disclosure be required of any materials prepared by Trident Financial Corporation and/or Trident Securities for FFBS in connection with negotiations which were consummated by this Agreement, nor with respect to such materials or communications prepared for or received from third parties concerning a possible merger acquisition or affiliation with FFBS, nor with respect to references in FFBS minutes to such possible transactions;

     (b) NBC shall afford to FFBS and its authorized agents and representatives reasonable access, upon reasonable notice to an executive officer of NBC and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of relevance, in the reasonable judgment of NBC, to the transactions contemplated hereby. NBC shall cause its personnel, attorneys and accountants to provide assistance to FFBS in FFBS's investigation of matters relating to the Parent Merger, including allowing FFBS and its authorized agents and representatives access to its operating sites and facilities; provided, however, that FFBS's investigation shall be conducted in a manner which does not unreasonably interfere with NBC's normal operations, customers, and employee relations; provided further, however, that, in providing the foregoing access, NBC shall not be required to jeopardize its attorney-client privilege (NBC hereby agreeing to use all reasonable efforts to make appropriate alternative disclosure arrangements in such circumstances).

     (c) All information furnished by a party to another pursuant hereto shall be treated as the sole property of the party furnishing such information until consummation of the proposed Parent Merger and, if such Parent Merger shall not occur, the party receiving such information shall return all materials relating to such information, and shall use its best efforts to keep all such information confidential, and shall not directly or indirectly use such information for any competitive or commercial purpose. The obligation to keep such information confidential shall continue if this Parent Merger is abandoned and shall apply only to such information not available to the party from any other source; nor shall it apply to information which must be disclosed in accordance with a valid court order.

     8.5 Interim Financial Statements. When interim quarterly financial statements are completed by each party, each party will deliver to the other a copy of such interim financial statements.

     8.6 Approval of Shareholders. The respective Boards of Directors of FFBS and NBC will take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving and adopting this Agreement and the transaction contemplated hereby and for such other purposes as may be needed. The Boards of Directors of FFBS and NBC will recommend approval of all such actions to their respective shareholders, cooperate fully in securing regulatory approval and consummating the Parent Merger and use their best efforts to obtain all necessary approvals of this transaction; provided, that the Board of Directors of FFBS may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in view of its fiduciary duty to FFBS's shareholders following (i) the consideration of advice of legal counsel that making such recommendation or the failure to withdraw or modify such recommendation would, more likely than not, constitute a breach of the fiduciary duties of such Board to shareholders of FFBS, or (ii) the withdrawal by FFBS's financial advisor of its opinion referred to in Section 9.3(e) or the delivery to the FFBS Board of Directors of advice from its financial advisor that the Merger Consideration is not fair or is inadequate to the shareholders of FFBS from a financial point of view.

     8.7 Cooperation. These parties shall cooperate in joint efforts to obtain unconditional regulatory approval of the Parent Merger, and the obligation of each party to consummate the Parent Merger is contingent upon the receipt of all regulatory and U. S. Department of Justice approvals without conditions which are unacceptable to either party. FFBS shall use its best efforts to cause its officers, directors and employees to support the actions and objectives contemplated by this Agreement.

     8.8 Unusual Events. Until the Effective Time, FFBS and NBC shall supplement or amend all relevant schedules with respect to any matter arising or discovered, which if existing or known at this date would have been required to be disclosed; provided, however, that subsequent disclosure shall not necessarily be deemed to have cured any misrepresentation or breach by concealment thereof.

     8.9 FFBS Employees. All FFBS employees will continue to serve at the discretion of NBC. The FFBS employees set forth in Schedule 8.9 will be offered a "pay to stay" benefit of 25% of their current annual base salary to continue to serve from the date of this Agreement through the actual consolidation of operating and accounting systems of Thrift and Bank, to be paid in a lump sum immediately following successful consolidation of the two systems or December 31, 1999, whichever occurs first. NBC will pay severance benefits of one week's base pay for each year or fraction thereof of service for a minimum of four weeks pay and up to a total of eight weeks pay for each non-officer employee and up to twelve weeks pay for each officer in the event of termination within twelve months of closing, except terminations for cause. NBC recognizes FFBS Employment Agreements dated April 14, 1994, with officers listed on Schedule
8.9 with three year terms which have been renewed annually and now extend through April 2001. These will not be further extended and will terminate in April 2001, unless a covered officer waives rights, claims or payments due under such agreements or enters into a replacement agreement with NBC, whether prior to or subsequent to the execution of this Agreement. Until such time each such covered officer will be entitled to the protection of the Section 5 provisions thereof, and any change in control payments required by such agreements, as set forth in Schedule 8.9, will be made by NBC as required.

     8.10 Employee Benefit Plans. The FFBS ESOP will be terminated on or before closing, in which case the loan will be paid in full and the shares will be fully allocated among FFBS participants. FFBS plans other than the ESOP will be discontinued and the participants enrolled in NBC plans as permitted by ERISA. The FFBS employees will be offered dental and health insurance now available to NBC employees on the same terms and conditions as then available to NBC employees. Accrued vacation (not exceeding three weeks)and sick leave (not exceeding 90 days) for FFBS employees will be transferred and honored by NBC, but any such accrued vacation time must be used entirely by the end of the calendar year in which the merger is consummated. On or before the Effective Time, FFBS and E. Frank Griffin, III shall enter into a supplemental executive retirement plan providing benefits as set forth in Schedule 8.10. The present FFBS pension plan shall be terminated, and such plan benefits may be amended provided that the amendments shall not increase any plan funding requirements in excess of plan assets, net of termination expenses, determined on a termination basis, and FFBS employees shall participate in the NBC pension plan to the same extent as similarly situated NBC employees. Upon entry into the NBC plans, FFBS employees shall be credited with the number of years of service as credited under the FFBS plans for vesting, and such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition or limitations as permitted by the respective NBC plans or providers. Funding for FFBS employees will commence upon entry into NBC plans with no funding for prior participation.

     8.11 Directors. Two present directors of FFBS shall become directors of NBC in accordance with Section 4.1 of this Agreement.

     8.12 Registration Statement and Regulatory Filings. (a) NBC shall file with the SEC as soon as reasonably practical after the execution of this Agreement, a Registration Statement complying with all SEC and other regulatory requirements and will amend and supplement the same as may be required or appropriate. The Proxy Statement/Prospectus (to be delivered to shareholders of each party) in connection therewith must be reasonably acceptable to FFBS and will be used in connection with the meetings of the shareholders of FFBS and NBC. NBC will also prepare and file all documents appropriate to comply with securities laws of the State of Mississippi and the State of Delaware and other applicable laws and regulations. In advance of the filing of such Registration Statement and other documents, NBC will furnish copies thereof to FFBS and its counsel and subsequent to the filings shall promptly advise them of any material communication received from SEC or any state securities commission relating thereto. No information contained in any such documents shall be false or misleading with respect to any material fact or shall omit to state any material fact. FFBS will provide to NBC any information with respect to FFBS requested by NBC to be included in the Registration Statement.

     (b) NBC will use its best reasonable efforts to obtain the regulatory approvals described herein and FFBS will cooperate fully in the process of obtaining such approvals. The obligation to take all reasonable actions in this regard shall not be construed as including an obligation to accept any terms or conditions to a consent or approval that are not acceptable either to NBC or to FFBS, provided that such unacceptable conditions would cause material adverse economic results or would require NBC to change its present business practices or that of any subsidiary. NBC shall provide FFBS with copies of all applications filed and all responses when received.

     8.13 Registration of Stock Options. NBC will register the issuance of all shares of NBC Common Stock to be issued upon exercise of the exchange stock options, and will take such action as may be necessary to cause such shares of NBC Common Stock not to be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1993, as amended.

     8.14 Pooling-of-Interests and Tax-Free Treatment. Each of the parties hereto shall use its reasonable best efforts (i) to cause the Parent Merger to qualify for pooling-of-interests accounting treatment and (ii) to cause the Parent Merger to constitute a "reorganization" under Section 368(a) of the Code.

     8.15 Agreements of Affiliates. FFBS shall use its best efforts to cause each person who may be at the Effective Time or was on the date hereof an "affiliate" of FFBS for purposes of Rule 145 under the Securities Act or of determining the qualification of the Parent Merger as a pooling of interests for accounting and financial reporting purposes, to execute and deliver to NBC, no less than 45 days prior to the date of the meeting of FFBS shareholders to approve the Parent Merger, the written undertakings in the form attached hereto as Exhibit 1.5(f). On or prior to such delivery date, FFBS shall provide NBC with a letter specifying, to the best of its knowledge, all of the persons who may be deemed to be "affiliates" of FFBS under the preceding sentence.

                                   ARTICLE IX

                               Closing Conditions

     9.1 Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

       (a) This Agreement and the transaction contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of the outstanding shares of FFBS and NBC at the meetings of the shareholders of FFBS and NBC pursuant to Section 8.6 hereof, in accordance with the respective Certificate of Incorporation of FFBS, the Articles of Incorporation of NBC, and the respective By-Laws of each and the laws of the states of Delaware and Mississippi.

       (b) Neither party hereto shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Parent Merger.

       (c) NBC and FFBS shall have received an opinion of special tax advisor, T. E. Lott & Company, to the effect that the transaction will be treated, and will qualify, as a tax-free reorganization within the meaning of Section 368 of the Code; that NBC and FFBS will each be a "party to the reorganization" within the meaning of Section 368(b); that no gain or loss will be recognized by FFBS on account of the conversion of its stock into NBC stock; and that the combination of such stock delivered to FFBS shareholders and cash paid to satisfy requirements described herein shall be in accordance with the requirements necessary for this transaction to be treated and qualify as a Pooling of Interests Transaction for accounting purposes applying GAAP.

       (d) The SEC shall have declared the Registration Statement effective; and on the Closing Date and at the Effective time, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or then threatened by the SEC.

       (e) All permits, consents, waivers, clearances, approvals, and authorizations of all third parties and federal and state governmental bodies shall have been obtained in a form which is unconditional or which provides no conditions which would be unacceptable to either party, and all statutory waiting periods shall have expired.

     9.2 Conditions Precedent to the Obligations of NBC. The obligations of NBC under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time of the following conditions, any one or more of which may be waived by NBC:

       (a) Each of the obligations of FFBS required to be performed by it at or prior to the closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of FFBS contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though made at the Effective Time (except as otherwise contemplated herein) AND NBC shall have received a Certificate to that effect signed by the President and Secretary of FFBS.

       (b) All action required to be taken by, or on the part of, FFBS and its shareholders to authorize the execution, delivery, and performance of this Agreement by FFBS and the consummation of the transaction contemplated hereby shall have been duly and validly taken by the Board of Directors of FFBS and its shareholders and NBC shall have received certified copies of the resolutions evidencing such authorization.

       (c) NBC shall have received an opinion from counsel to FFBS, dated as of the Effective Time, and in form an substance satisfactory to counsel for NBC. In rendering such opinion, counsel may rely as to matters of fact, upon such FFBS officers or governmental officials as counsel deems appropriate.

       (d) The net worth of FFBS at the time of closing shall be no less than $22,500,000 as determined under GAAP excluding the effect of any actions taken pursuant to subparagraph (e) below.

       (e) The loan and lease loss reserves of FFBS at the Effective Time shall be an amount not less than one per cent (1%) of gross loans outstanding immediately prior to the Effective Time after any charge-offs taken by FFBS in the ordinary course of its business after the date of this Agreement and prior to the Effective Time and after any additional charge offs directed by NBC as a result of additional loan portfolio due diligence done by it after this date, or $1,035,000 whichever is greater. FFBS will not adjust its loan loss reserves until after receipt of all regulatory and stockholder approvals, and just prior to the Effective Time.

       (f) The officers listed on Schedule 9.2(f) shall have entered into Employment Agreements with NBC in the form set forth in Schedule 9.2(f) hereto, and none of such officers shall have terminated employment with FFBS prior to the Effective Time unless such termination is because of death or disability.

     FFBS shall furnish NBC such certificates sufficient to evidence fulfillment of the conditions set forth in this Section 9.2 as NBC may reasonably request.

     9.3 Conditions Precedent to the Obligations of FFBS under this Agreement. The obligations, conditions, covenants and agreements of FFBS under this Agreement shall be further subject to the satisfactions, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by FFBS:

       (a) Each of the obligations of NBC required to be performed by it at or prior to the closing, pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of NBC contained in this Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Effective Time as though made at the Effective Time (except as otherwise contemplated herein) and FFBS shall have received a certificate to that effect signed by the Chief Executive Officer and Chief Financial Officer of NBC.

       (b) All action required to be taken by, or on behalf of NBC to authorize the execution, delivery, and performance of this Agreement of NBC and consummation of the transaction contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of NBC and FFBS and NBC and FFBS shall have received certified copies of the resolutions evidencing such authorization. In order to complete such a due diligence review of NBC, FFBS shall have access to all appropriate NBC books, records and other documents.

       (c) All permits, consents, waivers, clearances, approvals and authorizations of all third parties and governmental bodies shall have been obtained by NBC which are necessary in connection with the consummation of the Parent Merger and the transaction contemplated hereby and which by the terms herein are to be obtained by NBC.

       (d) FFBS shall have completed a due diligence review of NBC, and its subsidiaries, to its sole satisfaction, and prior to the closing, nothing shall have come to the attention of FFBS with respect to the operations, assets, financial conditions or business of NBC, or any of its subsidiaries, which has or may have a material adverse effect on the condition of NBC as determined by FFBS.

       (e) FFBS has received from a financial advisor a fairness opinion in a form and substance satisfactory to it to the effect that the Parent Merger is fair from a financial point of view to the shareholders of FFBS, and such fairness opinion shall be satisfactorily updated at the date of the mailing of the prospectus/proxy statement and again at closing.

       (f) FFBS shall have received an opinion from counsel to NBC, dated as of the Effective Time, and in form and substance satisfactory to counsel for FFBS. In rendering such opinion, counsel may rely as to matters of fact, upon such NBC officers or governmental officials as counsel deems appropriate.

                                   ARTICLE X

                                    Closing

     10.1 Time and Place. Subject to the provisions of Articles VIII and X hereof, the closing of the transaction contemplated hereby shall take place at the offices of NBC. 301 East Main Street, Starkville, Mississippi 39759, at 9:00 a.m. local time, on the last business day of the month in which all conditions precedent to closing are met or at such other date as NBC and FFBS may agree.

     10.2 Deliveries at Closing. Subject to the provisions of Article VIII and X hereof, at the closing there shall be delivered to NBC and FFBS the opinions, certificates, and other documents required under the provisions of this agreement.

                                   ARTICLE XI

                       Termination, Amendment and Waiver

     11.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, under the following conditions:

       (a) The mutual consent of NBC and FFBS;

       (b) By either party upon denial of shareholder or regulatory approval in a form which provides conditions which would be unacceptable to either party as provided for herein;

       (c) By NBC in the event that prior to the Effective Time the proposed Merger is determined by applicable regulatory authority to be disqualified as a pooling of interest in accordance with GAAP;

       (d) By FFBS in the event that prior to the Effective Time it is determined that the Parent Merger will not qualify as a tax-free reorganization and exchange under Section 368(a) of the Internal Revenue Code as determined by special tax counsel;

       (e) By either party, if at the time of such determination there shall be a material adverse change in the financial condition of the other party from that set forth in the financial statements for the period ending June 30, 1998;

       (f) By either party if the Parent Merger shall not have been completed by September 30, 1999, unless that date is extended by mutual consent of both parties;

       (g) By the non-breaching party in the event of a material breach in the provisions of this Agreement, and said breach has not been cured within 30 days of written notice by the non-breaching party to the other party setting out in specific detail the nature of the claimed material breach.

       (h) By FFBS if NBC fails to increase the Exchange Rate as required by
  Section 1.4 hereof.

     11.2 Effect of Termination. In the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and except as provided in Section 12.3 hereof there shall be no further liability on the part of NBC or FFBS, or their respective officers or directors, other than liability for any default or breach hereunder occurring prior to such termination, to the extent permitted by applicable law.

     11.3 Amendments and Waivers. Subject to applicable law, at any time prior to the consummation of the Parent Merger, whether before or after approval by the respective shareholders of the parties, by action taken by the respective Boards of Directors, the parties may (a) amend this Agreement, (b) extend the time of the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements and conditions contained in Articles VIII and IX. Provided, however, after approval hereto by the respective shareholders, there may not be, without further approval of such shareholders, any amendment, extension or waiver which changes the amount or form of the consideration to be delivered to FFBS and its shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE XII

                                 Miscellaneous

     12.1 Expenses. NBC shall pay all reasonable expenses subsequent to the Effective Time of the Parent Merger, including reasonable counsel fees for present counsel to FFBS in consultation with NBC, in connection with this Agreement and the transactions hereunder, to the extent NBC deems such services appropriate. All expenses, including, but not limited to, investment advisor fees, brokers' fee, commission, finder's fees, and legal fees incurred in connection with the merger and up to the Effective Time shall be paid by the party incurring such costs; provided, however, NBC shall pay the cost of printing and mailing the Prospectus/Proxy Statement to FFBS shareholders.

     12.2 Indemnification. After the Effective Time, NBC shall indemnify, defend and hold harmless the directors, officers, employees, and agents of FFBS and its subsidiary (each a "FFBS indemnified party") against all liabilities, including reasonable attorney fees, expenses, judgments, fines and amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time, including the Parent Merger and transactions contemplated by this Agreement, to the full extent permitted by Delaware law and as would have been permitted by the Certificate of Incorporation and By-Laws of FFBS prior to the Parent

Merger. FFBS and the indemnified parties may retain counsel reasonably satisfactory to such party after consultation with NBC; provided, however, that:

       (1) NBC shall have the right to assume the defense thereof and upon such assumption, NBC shall not be liable to any FFBS indemnified party for any legal expenses subsequently incurred except that if NBC elects not to assume such defense or if counsel for the FFBS indemnified party reasonably advises that there are issues which raise conflicts of interest between NBC and the FFBS indemnified party, such party may retain separate counsel after consultation with NBC, in which case NBC shall bear reasonable expenses thereof.

       (2) An FFBS indemnified party shall consult and obtain the approval of NBC prior to affecting any settlement, which said approval shall not be unreasonably withheld; and

       (3) NBC shall have no obligation hereunder to any indemnified party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that indemnification of such FFBS indemnified party in the manner contemplated hereby is prohibited by applicable law.

     Prior to the Effective Time, NBC and FFBS shall cooperate in obtaining extensions of directors' and officers' liability coverage maintained by FFBS for a period of five (5) years from the Effective Time, or at its option, NBC may substitute similar coverage with another insurance carrier therefor. NBC shall pay premiums for such insurance coverage provided for herein.

     12.3 Breach/Specific Performance. (a) In the event either party breaches any of the terms and conditions of this Agreement, and the other party is required to employ legal counsel, or institute legal action, in order to enforce its rights under the terms and conditions of this agreement, the successful party shall be entitled to recover from the breaching party all expenses, attorney fees, court costs and other expenses incidental to said action.

     (b) In the event either party fails or refuses to carry out the terms and conditions of this Agreement in any respect, or to complete the transactions contemplated hereunder, the other party shall have the right, in addition to the recovery of all damages, incidental or consequential, as a result of said breach or failure, to obtain an order of specific performance of this Agreement in any court of competent jurisdiction.

     12.4 Disclosures. Upon the execution of this Agreement, the Parent Merger shall be announced by these parties in a mutually agreed upon manner, with such other disclosures to the shareholders and public as may be required or agreed upon.

     12.5 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by either party without prior written consent of the other.

     12.6 Survival of Representations. None of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Effective Time or termination of this Agreement, except for those contained herein which by their terms apply in whole or in part after the Effective Time or termination of this Agreement. Representations, warranties covenants and agreements contained herein with respect to exchange procedures, rights of former FFBS shareholders, Dissenting Shareholders, subsequent actions required after the Effective Time, confidentiality, expenses, indemnification, exchange of stock options, officer positions, board seats, and employee benefits shall all survive the Effective Time and termination of this Agreement.

     12.7 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

     12.9 Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given if delivered in person or by certified or registered mail, or by prepaid overnight delivery service:

       To NBC:Lewis F. Mallory, Jr.
               National Bank of Commerce
               P. O. Box 1187
               Starkville, MS 39760

       To FFBS:E. Frank Griffin III
               First Federal Bank for Savings
               1121 Main Street
               Columbus, MS 39701

   or such other address as either party may designate by notice to the other.

     12.10 Section Headings. The section headings are for reference only and shall not limit or control the mean of any provision of this agreement.

     12.11 Governing Law. This Agreement shall be governed by the laws of the State of Mississippi and where necessary with respect to the incorporation of FFBS in Delaware by the corporate laws of Delaware to the extent that federal law does not apply.

     12.12 Entire Agreement. This Agreement, with any schedules and exhibits hereto, constitutes the entire agreement between these parties and is executed on behalf of and at the direction of the Boards of Directors of the respective parties. It is intended that this agreement constitute a binding agreement between the parties notwithstanding that there may be other matters unresolved and subject to negotiation at the time of its execution and the fact that its final consummation is conditioned and contingent upon the approvals set forth herein. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities, except for rights of directors, officers and employees of FFBS and Thrift to enforce rights set forth herein applicable to them.

     IN WITNESS WHEREOF, the Boards of Directors of NBC Capital Corporation and FFBS Bancorp, respectively, have each executed this Agreement and directed the authorized signature of the undersigned duly authorized officers as of this 3rd day of February, 1999.

                                          NBC CAPITAL CORPORATION

                                          BY: /s/ LEWIS F. MALLORY
                                          -------------------------------------
                                          LEWIS F. MALLORY, Chairman of the
                                           Board
                                          and Chief Executive Officer

   ATTEST:

   /s/
-------------------------------
   SECRETARY

                                          FFBS BANCORP, INC.

                                          BY: /s/ E. FRANK GRIFFIN, III
                                          -------------------------------------
                                          E. FRANK GRIFFIN, III, President and
                                          Chief Executive Officer

   ATTEST:

   /s/
-------------------------------
   SECRETARY

                       PLAN OF REORGANIZATION AND MERGER
                                 By and Between
                           NATIONAL BANK OF COMMERCE
                                      AND
                         FIRST FEDERAL BANK FOR SAVINGS

     THIS PLAN OF REORGANIZATION AND MERGER (the "Bank Merger Agreement"), dated as of the 3rd day of February, 1999, by and between NATIONAL BANK OF COMMERCE, a wholly owned national banking subsidiary of NBC CAPITAL CORPORATION, and FIRST FEDERAL BANK FOR SAVINGS, a wholly owned federally chartered savings bank subsidiary of FFBS BANCORP, INC., organized under the laws of the United States.

                                    RECITALS

     WHEREAS, on the 3rd day of February, 1999, NBC Capital Corporation, a Mississippi corporation ("NBC"), and FFBS Bancorp, Inc., a Delaware corporation ("FFBS"), executed an Agreement and Plan of Merger (the "Merger Agreement"), through which FFBS will be merged with and into NBC (the "Parent Merger"); and

     WHEREAS, First Federal Bank for Savings ("Thrift") is a wholly owned subsidiary of FFBS, and National Bank of Commerce ("Bank") is a wholly owned subsidiary of NBC; and

     WHEREAS, the respective Boards of Directors deem the merger of Thrift with and into Bank as provided herein (the "Bank Merger") advisable and in the best interest of their respective corporations and shareholders; and

     WHEREAS, the respective Boards of Directors of Bank and Thrift, by resolutions duly adopted, have approved this Merger Agreement and the contemplated Bank Merger; and

     WHEREAS, Bank and Thrift respectively desire to have certain representations made with respect to the Bank Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree that Thrift shall be merged with and into Bank, and that the terms and conditions of the Bank Merger and the method of carrying the Bank Merger into effect and certain other provisions relating thereto shall be as hereinafter set forth.

                                   ARTICLE I

     1.1 The Bank Merger. In accordance with the provisions of this Bank Merger Agreement and the laws of the United States, and after the Effective Time of the Parent Merger (as defined in the Parent Merger Agreement) (the "Effective Time"), Thrift shall be merged with and into Bank under the charter of Bank. The Bank Merger shall be consummated (i) upon notice to the Office of Thrift Supervision of the Department of the Treasury of The United States ("OTS") pursuant to 12 C.F.R. 563.22(b); (ii) at the time specified in the Certificate Approving Bank Merger issued by the Office of the Comptroller of the Currency ("OCC"); and (iii) shall occur after the Parent Merger pursuant to 12 U.S.C.
Section 215c, 1815(d)(3) and 1828(c).

     1.2 Surviving Bank. Bank shall continue to exist under the laws of the United States as a wholly owned subsidiary of NBC. At the Effective Time, the separate existence and organization of Thrift shall cease. Bank will continue to operate as a national banking association titled National Bank of Commerce with its principal office located at 301 East Main Street, Starkville, Mississippi, 39759, and at the legally established branches of Bank and Thrift.

     1.3 Capital Structure. Upon consummation of the Bank Merger, each share of common stock of Thrift shall be canceled, and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

     As of the time of the Bank Merger, the amount of capital stock of Bank shall be $1,200,000 divided into 1,200,000 shares of common stock, each of $1.00 par value, and shall have a surplus determined as of June 30, 1998 of $33,000,000 and undivided profits, including capital reserves of $27,809,000, adjusted, however, for normal earnings and expenses between June 30, 1998 and the date of the Bank Merger.

     1.4 Effect of the Bank Merger; Tax Consequences. All assets of Thrift as they exist at the Effective Time, shall pass to and vest in the Bank without any conveyance or other transfer; and Bank shall be responsible for all of the liabilities of Bank and Thrift of every kind and description. For federal income tax purposes, the Bank Merger shall constitute a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Bank Merger shall constitute a "Plan of Reorganization" for purposes of the Rules and Regulations governing Code Section 368.

     1.5 Directors and Officers. After the Bank Merger, the present officers of Bank together with such present officers of Thrift who may be duly appointed as additional officers shall serve as the officers of the Bank, and shall serve in such capacities until the next annual meeting or until such time as their successors have been elected and have been qualified. The directors of Bank, immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, and two presently serving directors of FFBS shall be appointed and become directors of Bank.

     1.6 Articles of Association; Bylaws. After the Bank Merger, the Articles of Association of Bank shall be the Articles of Association of the Bank. The Bylaws of Bank, as in effect immediately prior to the Bank Merger, shall be the Bylaws of the Surviving Bank until amended as therein provided.

     1.7 Dividends and Conduct of Business. To the extent permitted by the Merger Agreement, Bank and Thrift may each continue to declare and pay dividends to their respective shareholders and may dispose of any assets in any manner in the normal course of business and for adequate value.

     1.8 Liquidation Account. The liquidation account established by the Thrift pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall, to the extent required by applicable law, continue to be maintained by the Bank after the Effective Time for the benefit of those persons and entities who were savings account holders of the Thrift on the eligibility and supplemental eligibility record dates for such conversion and who continue from time to time to have rights therein. If required by the rules and regulations of the OTS, the Bank shall amend its charter to specifically provide for the continuation of the liquidation account previously established by Thrift.

                                   ARTICLE II

               Representations and Warranties of Bank and Thrift

     2.1 Corporate Organization. Bank and Thrift are validly existing and in good standing under the laws of the United States and have the power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted.

     2.2 Authority; No Violation. Bank and Thrift have the full corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Bank Merger Agreement and the consummation of the transactions contemplated will have been duly and validly approved by the Boards of Directors of the Bank and Thrift and by the Boards of Directors of NBC and FFBS as the sole shareholders of Bank and Thrift.

     2.3 Consents and Approvals. The parties hereto will cooperate in the preparation and filing of all documents necessary to obtain the consent and approval of the OCC and such other filings, approvals or consents as may be required by applicable federal and state laws or regulations.

     2.4 Parent Merger. The Bank Merger and all provisions of this Bank Merger Agreement are contingent upon appropriate shareholder and regulatory approval of the Merger Agreement, and all necessary consents or permits from all applicable regulatory authorities shall have been obtained prior to consummation of the Bank Merger. This Bank Merger and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities in a form acceptable to Bank and Thrift.

                                  ARTICLE III

                                    Closing

     3.1 Closing. Subject to the provisions contained herein and all appropriate provisions of the Merger Agreement, the Closing of the Bank Merger shall take place following the closing of the Parent Merger.

     3.2 Termination. This Agreement shall automatically terminate upon the termination of the Merger Agreement or on September 30, 1999, unless extended in writing and upon the same terms and conditions as provided for in the Merger Agreement.

     3.3 Conditions. The consummation of the transactions contemplated herein is expressly conditioned upon (a) the ratification and confirmation of the contemplated transactions by the affirmative vote of the shareholders, (b) the procurement of consents and approvals, including but not limited to the approval of the OCC, and the satisfaction of all other requirements prescribed by applicable law that are necessary for the consummation of the transactions contemplated herein, and (c) no litigation or proceeding initiated by any governmental authority shall be pending before any court or agency which presents a claim to restrain, prohibit, or invalidate the transactions contemplated herein and no order of any court or agency shall restrain or prohibit the transactions contemplated herein.

                                   ARTICLE IV

     4.1 Incorporation by Reference. The Merger Agreement is hereby incorporated by reference, and the parties hereto acknowledge that all provisions of that document applicable to representations, warranties, covenants, conditions, conduct of business, disclosures, termination and closing contained in said Merger Agreement shall be binding upon and inure to the benefit of the parties hereto.

     IN WITNESS WHEREOF, the Boards of Directors of Bank and Thrift have approved this Merger Agreement and directed the authorized signatures and seal of each respective corporation to be set hereunto by its Chairman of the Board and attested to by a duly authorized officer, and the Boards of Directors of Bank and Thrift have caused this Merger Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                          FIRST FEDERAL BANK FOR SAVINGS
   (S E A L)

                                          BY: /s/ E. FRANK GRIFFIN, III
                                          -------------------------------------
   ATTEST:

-------------------------------
   SECRETARY

                                          NATIONAL BANK OF COMMERCE
   (S E A L)

                                          BY: /s/ LEWIS F. MALLORY, JR.
                                          -------------------------------------
   ATTEST:

-------------------------------
   SECRETARY